Exhibit 107
Calculation of Filing Fee Table
Registration Statement on Form S-1
(Form Type)
Abacus Life, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	457(a)	11,500,000	--	$121,440,000	0.00014760	$17,924.54
Fees Previously Paid	Equity	Common Stock, $0.0001 par value per share	457(o)	--	--	$100,000,000	0.00014760	$14,760.00

Total Offering Amounts								$17,924.54
Total Fees Previously Paid								$14,760.00
Total Fee Offsets								-
Net Fee Due								$3,164.54

(1)	Includes 1,500,000 shares of Common Stock that the underwriters have the option to purchase. See “Underwriting” for more information on the underwriters’ option to purchase Common Stock.
(2)
Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, as amended, the maximum price per share and maximum aggregate offering price are based on the average of the $10.74 (high) and $10.38 (low) sale price of the registrant’s Common Stock as reported on The Nasdaq Capital Market on June 7, 2024, which date is within five business days prior to filing this registration statement.

(3)	The Registrant previously paid $14,760 in connection with the initial filing of this registration statement for a proposed maximum aggregate offering price of $100,000,000.